Exhibit 99.(i)

PETER D. LOWENSTEIN
ATTORNEY AT LAW
515 West Lyon Farm Drive
GREENWICH, CONNECTICUT 06831
203 869-3059
January 21  , 2015

Value Line Funds Investment Trust
7 Times Square, 21st Floor
New York, NY 10036

Gentlemen:

I have acted as special counsel to Value Line Funds Investment Trust, a trust organized in compliance with the laws of the Commonwealth of Massachusetts (the “Trust”), in connection with certain matters, including the issuance of shares of beneficial interest, no par value, of the Trust.

As special counsel for the Trust, I am familiar with its Declaration of Trust and By-laws as amended to date.   I have examined the prospectus of its series, Worthington Value Line  Equity Advantage Fund (the “Fund”), included in its Registration Statement on Form N-1A, File No. 333-195856 (the “Registration Statement”), substantially in the form in which it is to become effective (the “Prospectus”). I have further examined and relied upon a certificate of the Secretary of State of the Commonwealth of Massachusetts to the effect that the Trust is duly organized and existing under the laws of the Commonwealth of Massachusetts and is in good standing and duly authorized to transact business in the Commonwealth of Massachusetts.

I have also examined and relied upon such records of the Trust and other document and certificates with respect to factual matters as I have deemed necessary to render the opinion expressed herein. I have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies.

Based on such examination, I am of the opinion and so advise you that:

1.	The Trust is a trust with transferable shares of beneficial interest, organized in compliance with the laws of the Commonwealth of Massachusetts.

1.
The shares of beneficial interest of the Fund to be offered for sale pursuant to the Prospectus, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued, fully paid and nonassessable.

I am a member of the bar of the State of Connecticut and I do not purport to be an expert in, and express no opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Connecticut.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Peter D. Lowenstein
Peter D. Lowenstein